Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We consent to the incorporation by reference in the registration statement (No. No. 333-202054) on Form S-3 of Rice Energy Inc. of the reference to Netherland, Sewell & Associates, Inc. and the incorporation by reference of our report on oil and gas reserves located in Ohio and Pennsylvania dated January 27, 2017, in the Annual Report on Form 10-K for the year ended December 31, 2016, of the Rice Energy Operating LLC and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons
By:
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 31, 2017

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